Exhibit 99

For Immediate Release News Release

Contacts:

Paul McDonald or John Crawford John Ingoldsby

The Aristotle Corporation Ingoldsby Investor Relations, Inc.

Phone: 203-358-5466 Phone 508-359-2280

THE ARISTOTLE CORPORATION DECLARES FIRST CASH DIVIDEND ON ITS NEW PREFERRED STOCK

Stamford, CT, September 9, 2002 -- The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today that it has declared cash dividends of $0.19 and $0.21 per share, respectively, on its outstanding shares of Series I Preferred Stock and Series J Preferred Stock. The dividends are payable on September 30, 2002, to holders of record on September 18, 2002.

Dividends are payable on Aristotle's Preferred Stock in March and September, if and when declared by Aristotle's Board of Directors. The annual dividend on the Series I Preferred Stock and Series J Preferred Stock is $0.66 and $0.72 per share, respectively. The $0.19 and $0.21 per share dividends announced today represent the pro-rated dividends from June 17, 2002, the date of issuance of the Preferred Stock, through September 30, 2002.

Aristotle's Series I Preferred Stock was issued as a stock dividend on its then outstanding shares of common stock on June 17, 2002, the date of Aristotle's merger with Nasco International, Inc. In consideration for the merger with Nasco, Geneve Corporation, Nasco's sole shareholder, received 15,000,000 shares of common stock and 10,000,000 shares of Series J Preferred Stock. Geneve Corporation is Aristotle's majority shareholder and the sole holder of shares of Series J Preferred Stock.

The dividends announced today follow Aristotle's announcement on August 14th of its first quarterly financial results following its merger with Nasco International.

About Aristotle

The Aristotle Corporation, headquartered in Stamford, CT, is a leading manufacturer and global distributor of education, health and agriculture products. A selection of more than 80,000 items are offered, primarily through catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the Triarco, Summit Learning, Hubbard Scientific, Scott Resources, and Spectrum Education brands. Products include educational materials and supplies for substantially all K-12 grade curricula, molded plastics, biological materials and items for the agriculture, senior care and food industries. Simulaids, Inc. (established in 1963), an Aristotle subsidiary, combines with Nasco to offer simulation kits and manikins used for training in cardiopulmonary resuscitation, and the fire and emergency rescue and patient care fields. Aristotle has approximately 750 employees at its operations in Fort Atkinson, WI; Chippewa Falls, WI; Modesto, CA; Fort Collins, CO; Plymouth, MN; Woodstock, NY; and Aurora, Ontario, Canada. For more information, please visit Aristotle's website at www.aristotlecorp.net.

There are outstanding approximately 17 million shares of Aristotle common stock (NASDAQ: ARTL) and 1 million shares of 11%, cumulative, convertible, voting, Series I preferred stock (NASDAQ: ARTLP); there are also outstanding approximately 11 million privately-held shares of 12%, cumulative, non-convertible, non-voting, Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Safe Harbor Under Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate one or more additional acquisitions; (iii) Aristotle's ability to manage Nasco, Simulaids, Safe Passage and any other acquired or to be acquired companies; (iv) the ability of Aristotle to retain and utilize its net operating tax loss carry forward position; and (v) general economic conditions. As a result, Aristotle's future development efforts involve a high degree of risk. For further information, please see Aristotle's filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.